Exhibit 10.1

Partner Agreement

This Agreement, dated May 24, 2013 (“Agreement”) is entered into by and between Smart Online, Inc., a Delaware corporation located at 4505 Emperor Blvd. Suite 320, Durham, NC 27703, (“Smart Online” (DBA MobileSmith)) and Jon Campbell, a ________________ corporation (“Partner”) located at ________________________ (collectively “Parties”).

WHEREAS Partner markets software to customers; and

WHEREAS Smart Online creates and distributes software and online services to businesses; and

WHEREAS Smart Online and Partner wish to enter into a marketing relationship whereby Partner may promote and market certain products and services of Smart Online to its customers.

NOW THEREFORE, and in consideration for the following recitals and mutual promises set forth herein, the parties agree as follows:

1.   Services.

During the term of this Agreement, Partner will promote and market Smart Online’s website, www.mobilesmith.com (“Website”), and any and all products and services contained on the Website (“Website Products and Services”).  Partner shall promote and market the Website Products and Services to its customers by the means or the activities set forth on Exhibit A, attached hereto and made a part hereof, (“Program”).

2.           Term.

This agreement shall become effective on May 24, 2013 (the “Effective Date”).  The initial term of this Agreement shall be for a period of one (1) year Effective Date, unless terminated as provided herein.  Thereafter, the Agreement may be renewed for successive one (1) year terms by mutual written agreement of the parties.

3.           Compensation

Referral and Co-Sell– 5% commission on software license portion of a sale.  5% of gross profit for services and custom development portion of a sale.  Partner provides details of the opportunity, an introduction to the account, and direct/active assistance during all parts of the sales process as requested by Smart Online staff.

4.           Termination.

The Parties’ obligations under this Agreement shall continue in full force and effect until this Agreement is terminated in accordance with the terms hereof.  Either Party may terminate this Agreement by providing thirty (30) days prior written notice of termination to the other Party.  In the event of a material breach of this Agreement by a Party, the non-breaching Party may terminate this Agreement immediately upon written notice to the other Party.

5.           Rights and Responsibilities of Smart Online and Partner.

Each of the Parties agrees that:

a.           each is responsible for its own expenses regarding fulfillment of its responsibilities and obligations under the terms of this Agreement;

b.           neither Party will disclose the terms of this Agreement, unless both Parties agree in writing to do so, or unless required by law.  In addition, neither Party will issue any press release or make other such public statements relating to this Agreement without the prior written consent of the other;

c.           neither Party will assume or create any obligations on behalf of the other or make any representations or warranties about the other, other than those authorized;

d.           each Party will comply with all applicable laws and regulations (including without limitation those governing consumer transactions);

e.           neither Party will use each other’s trademarks, except as authorized in this Agreement or approved by the other Party in writing;

f.           each Party’s rights under this Agreement are not property rights and, therefore, can not be transferred or encumbered in any way, other than by an assignment as expressly permitted herein;

g.           that when access to information systems or confidential information is provided by either
Party to the other, it is only in support of this Agreement and the marketing activities as set forth on Schedule A; and governed by the Mutual Non Disclosure Agreement signed by both parties as part of this arrangement – Exhibit B:

h.	each Party will provide the other with such information and assistance as may be reasonably requested from time to time in connection with the Program.

6.           Representations and Warranties.

Both Parties represent and warrant that:

a.	They have the full legal right and corporate power and authority to enter into and perform all of their obligations under this Agreement and to comply with all terms and conditions of this Agreement;

b.	They will require their employees, agents and contractors to comply with the terms of this Agreement;

c.	They will comply with all applicable federal, state and local laws in the performance of obligations under this Agreement; and

d.
They will conduct their respective businesses in a legal and ethical manner, and shall commit no act that would reflect unfavorably on the other.  Neither party shall misrepresent the other’s prices, services or products.

7.           Independent Contractor Relationship.

Partner shall be an independent contractor hereunder and nothing contained in this Agreement shall be construed to create the relationship of employer and employee, agency, joint venture, or any other relationship or to make commitments of any kind for the account of or on behalf of the other, the existence of which is hereby expressly denied by the Parties.  Furthermore, both Smart Online and Partner acknowledge and agree that Partner shall not be deemed to be the agent of Smart Online and is not authorized to make any agreement for Smart Online or any representation or warranty on behalf of Smart Online.  Smart Online shall not be liable for any withholding tax in relation to the payment of fees to the Partner.

8.           Indemnification.

Partner hereby indemnifies Smart Online, its officers, directors, employees and agents from any damage, liability, loss or expense, including legal fees, related to or arising from Partner’s failure to comply with the terms of this Agreement or Partner’s material breach of any representation, warranty or covenant made by Partner herein, including the reasonable costs and expenses of investigating and defending against any claim, suit, action or proceeding in which such damages, liabilities, losses or expenses shall be asserted against Smart Online or its officers, directors, employees or any agents in connection therewith.

Smart Online hereby indemnifies Partner, its officers, directors, employees and agents from any damage, liability, loss or expense, including legal fees, related to or arising from Smart Online’s failure to comply with the terms of this Agreement or Smart Online’s material breach of any representation, warranty or covenant made by Smart Online herein, including the reasonable costs and expenses of investigating and defending against any claim, suit, action or proceeding in which such damages, liabilities, losses or expenses shall be asserted against Partner or its officers, directors, employees or any agents in connection therewith.

9.           Governing Law.

This Agreement is made pursuant to and shall be governed under and by the laws of the state of North Carolina without giving effect to the conflicts of laws provisions thereof.  Further, the parties consent to the jurisdiction and venue of the state and federal courts located in Wake County, North Carolina.

10.           Assignment.

This Agreement may not be assigned by either Party in any manner without prior consent of the other parties hereto.  However, in the event of the merger of Smart Online with another company, and/or the acquisition of Smart Online by another company, Partner hereby consents to assignment of this agreement without any prior approval.

11.           Acceptance of Agreement; Entire Agreement.

This Agreement constitutes the entire agreement between the Parties and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and may not be amended except in a writing signed by both Parties.

12.           Proprietary Information.

Partner acknowledges that, in the course of performing its duties hereunder, Smart Online may provide to Partner certain information pertaining to the Services that Smart Online considers proprietary and confidential in nature.  Partner agrees that it will not, and will cause its officers, directors and employees not to, disclose any material, non-public information pertaining to the Services provided to Partner by Smart Online in connection with this Agreement, except for the purposes of Partner performing its obligations under this Agreement.  As per Mutual Non Disclosure Agreement – Exhibit B.

13.           Binding Effect.

This Agreement shall be binding upon, and shall enure to the benefit of, the Parties and each of their respective successors and assigns.

14.   Notices.

Any notices required or permitted to be sent under this Agreement shall be served personally or by overnight courier, or by registered or certified mail, return receipt requested, to the addresses stated below for Partner and for Smart Online or another address provided by notice.  Notices shall be effective upon receipt, refusal of receipt or upon determination that delivery is not possible.

To Partner at:		With a copy to:

To Smart Online at:

Smart Online, Inc.
4505 Emperor Blvd. Suite 320 Durham, NC 27703
Attn: Robert Hancock

15.           Confidentiality.

Partner and Smart Online shall enter into a Mutual Non Disclosure Agreement in the form of Exhibit B, attached hereto and made a part hereof.

16.           Survival.

Any provision of this Agreement which by its terms imposes continuing obligations on the parties, including but not limited to Sections 5, 6, 7, 8, 9, 12, 14, and 15, shall survive the expiration, cancellation, rescission or termination of this Agreement.  Additionally, any provisions relating to the enforcement of any of the surviving provisions and any remedies available under this Agreement shall also survive termination, cancellation, expiration and/or rescission of this Agreement.

17.           Severability.

If any provision of this Agreement is illegal, unenforceable or void the remainder of the Agreement will not be affected.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date and year first above written.

SMART ONLINE, INC.

By:	/s/ Jon W. Campbell	By:	/s/ Robert Hancock
	Name: Jon W. Campbell		Name: Robert Hancock
	Title: PRES/CEO		Title: VP Sales

	Dated: May 24, 2013		Dated: May 24, 2013

Exhibit A

PROGRAM

Partner shall market the MobileSmith platform as well as custom application development for Android/iOS smartphones and tablets along with custom mobile website design, development, and delivery. To initiate the partnership partners will agree to the following:

•
Specific activities that the partner will undertake to market and sell Smart Online products and services.  These will be identified during the initial 30 days after partnership is initiated through signing of this document.  This will be known as the “go to market plan”.

•	Partner will provide, at Smart Online’s request, a list of any ongoing opportunities along with their status.
•
In the case of a sales conflict (both parties are talking to the same opportunity) the companies will rely on a first contact rule to resolve the conflict.  Smart Online reserves the right to reject this at its own convenience.

•	All proposals and pricing submissions to prospective clients will be approved by Smart Online in advance of submission to the prospective client.
•	Pricing schedules etc.. will be completed on a case by case basis for each opportunity. Should a firm pricing schedule be created it will be added as an addendum to this agreement in the future.